Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 26, 2024, with respect to the financial statements and financial highlights of the funds listed in Appendix I, as of February 29, 2024, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

June 27, 2024

Appendix I

Nuveen Multistate Trust II:

Nuveen California High Yield Municipal Bond Fund

Nuveen California Municipal Bond Fund

Nuveen Connecticut Municipal Bond Fund

Nuveen Massachusetts Municipal Bond Fund

Nuveen New Jersey Municipal Bond Fund

Nuveen New York Municipal Bond Fund